DFBG Reports Second Quarter 2018 Results

LOS ANGELES, CALIFORNIA, August 14, 2018 – Differential Brands Group Inc. (the “Company”) (NASDAQ: DFBG), a portfolio of global premium consumer brands comprised of Hudson Jeans, Robert Graham and SWIMS, today announced EBITDA of $1.2 million driven by an 8% increase in Consumer Direct sales for the three months ended June 30, 2018.

Total Company net sales for the second quarter of 2018 decreased 1% from the same quarter last year to $36.0 million. Within our Consumer Direct segment, ecommerce led an 8% gain in net sales by contributing a 12% increase over the prior year’s quarter. The Consumer Direct segment was also boosted by retail store net sales improvements of 8% over the same quarter last year. By store category, outlet stores led, recording a 12% jump, followed by full price stores improving 5% for the second quarter compared to the same quarter last year.  Wholesale segment total net sales declined 6% for the second quarter as wholesale net sales improvements at Robert Graham and SWIMS of 11% and 64%, respectively, were offset by a wholesale sales reduction at Hudson.

Michael Buckley, Chief Executive Officer, commented, “Our Consumer Direct business continued its strong performance in the second quarter at both Robert Graham and SWIMS. Robert Graham’s assortment was embraced by its customers for Spring, and we are optimistic for the Fall offering based on customer feedback thus far. SWIM’s expanded Spring assortment was in high demand during the second quarter as continued improvement in general brand awareness in North America also played a major role. This momentum bodes well for the Fall season.  As I have mentioned before, the Consumer Direct segment produces margins that are on-average 27 points better than Wholesale margins, thus, Consumer Direct continues to be a priority focus of investment in the consolidated strategy. Wholesale segment net sales results were also very strong at Robert Graham and SWIMS. Except for Robert Graham full price wholesale net sales, which were up 5% in the second quarter compared to the same period last year, all other Robert Graham and SWIMS wholesale distribution channels produced double-digit gains. Hudson wholesale sales declined 20% during the second quarter offsetting these gains. We continue course corrections at Hudson to navigate the shift in demand to retailers’ ecommerce channels from traditional physical store channels. Concurrently, we continue to re-affirm Hudson’s brand identity through new marketing campaigns and product offerings. Maria Borromeo, our recently hired President of Hudson, is acclimating nicely while leading this effort and has brought a heat-seeking focus to the Hudson strategy.”

Segment net sales and adjusted EBITDA results were as follows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited, in thousands)		(unaudited, in thousands)
Net sales:
Wholesale	$23,821	$25,374	$52,399	$56,517
Consumer Direct	11,237	10,425	20,694	18,771
Corporate and other	907	654	1,691	1,267
Total Company net sales	$35,965	$36,453	$74,784	$76,555

Adjusted EBITDA
Operating income (loss):
Wholesale	$3,863	$5,570	$9,728	$13,926
Consumer Direct	943	830	1,006	(383)
Corporate and other	(10,408)	(6,623)	(16,890)	(14,072)
Adjustments*	6,841	2,178	8,940	5,032
Total Company Adjusted EBITDA	$1,239	$1,955	$2,784	$4,503

*See “Adjusted EBITDA” below for reconciliation with GAAP.

Second Quarter Financial Review

Total Company net sales for the three months ended June 30, 2018, decreased 1% to $36.0 million from $36.5 million in the same quarter last year, reflecting an 8% increase in Consumer Direct segment sales and a 6% decrease in Wholesale segment sales. The Consumer Direct increase was driven by a 12% ecommerce channel increase and an 8% retail store channel increase during this period. Comparable store net sales increased 7% for the second quarter compared to the same quarter last year.  The Wholesale segment net sales results reflected an 11% Robert Graham improvement over the same quarter last year, including a 14% year-over-year growth at full price specialty stores, and a 64% percent increase in SWIMS wholesale net sales, including both US and European volumes improving over 40% from the same quarter last year. Hudson wholesale net sales declined 20%, more than offsetting the aforementioned wholesale gains. The majority of the decline was driven by a lower volume of department store “doors” that Hudson is selling into which more than offset an increase in the ecommerce channel demand for those same customers. Reductions, as a rate within the department, were approximately even in both the Men’s and Women’s departments while Hudson specialty volume was flat versus the second quarter last year.

Gross profit declined $1.7 million to $14.5 million for the second quarter of 2018, from $16.2 million for the same quarter last year. The decline was primarily driven by lower initial wholesale margins at the Hudson brand that more than offset initial margin gains at Robert Graham and SWIMS. Gross margin rates declined 420 basis points primarily due to a greater proportion of off price sales to remove prior season or slow moving inventory relative to the same quarter last year. Inventory levels were appropriate at June 30, 2018, up 2% from June 30, 2017.

The Company reduced selling, general and administrative expenses for the second quarter 2018 by $800 thousand to $14.1 million from $14.9 million for the same quarter last year after excluding acquisition related expenses incurred in the second quarter of $4.6 million. Excluding acquisition related expenses, selling, general and administrative expense rate decreased to 39.2% in the second quarter from 40.9% in the second quarter of last year. Operating expense improvements relate to contractual reductions of third party wholesale selling agent rates, leverage of Robert Graham store payroll based on store sales volume increases and leverage of ecommerce fixed infrastructure, also based on additional sales volume increases within the selling channel.

Adjusted EBITDA for the second quarter of 2018 was $1.2 million as compared to $2.0 million for the same quarter last year.

For the second quarter of 2018 and 2017, net loss and loss per share were $5.7 million and $0.54 per share, including $4.6 million of acquisition costs and a tax benefit of $2.4 million compared to $4.1 million and $0.41 per share, respectively,  including a tax provision of $1.6 million during the same quarter last year.

Recent Developments

As previously announced, on June 27, 2018, the Company entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Global Brands Group Holding Limited (“GBG”) and GBG USA Inc., a wholly-owned subsidiary of GBG (“GBG USA”), to purchase a significant part of GBG’s and its subsidiaries’ North American business, including the wholesale, retail and e-commerce operations, comprising all of their North American kids business, all of their North American accessories business and a majority of their West Coast and Canadian fashion businesses for a purchase price of $1.38 billion, to be paid in cash and subject to adjustment (the “GBG Transaction”). The closing of the GBG Transaction is subject to satisfaction or waiver of customary closing conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; (ii) the approval of the GBG Transaction by GBG’s stockholders in accordance with applicable Hong Kong listing rules; (iii) the approval of the issuance of certain shares of the Company’s common stock by the Company’s stockholders pursuant to NASDAQ listing requirements; (iv) each of GBG and the Company having delivered all required closing deliverables (including certain third party consents in the case of GBG); and (v) the entry into a mutually agreed transition services agreement.  The Company expects to close the GBG Transaction in the third quarter of 2018. As of the date of this release, (i)  the parties were granted early termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act effective as of August 10, 2018, (ii) the Company has received requisite shareholder approval under NASDAQ listing standards for the issuance of up to 60 million shares of the Company’s common stock (assuming a maximum offering size of up to $175 million) in connection with the GBG Transaction and has filed a preliminary information statement with the Securities and Exchange Commission related thereto, and (iii) GBG has received requisite approval of the GBG Transaction from its shareholders at a recently scheduled meeting of its shareholders held on August 2, 2018. There can be no assurance that all of the closing conditions required to be satisfied or waived in order to consummate the GBG Transaction will be satisfied or waived or that if such closing conditions are satisfied or waived that the GBG Transaction will be consummated.

About Differential Brands Group

Differential Brands Group Inc. (NASDAQ: DFBG) focuses on branded operating companies in the premium apparel, footwear and accessories sectors. Our focus is on organically growing our brands through a global, omni-channel distribution strategy while continuing to seek opportunities to acquire accretive, complementary premium brands. Our current brands are Hudson®, a designer and marketer of women’s and men’s premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS®, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-friendly footwear, apparel and accessories. For more information, please visit Differential's website at: www.differentialbrandsgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The matters discussed in this release involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this release that are not purely historical facts are forward-looking statements, including statements containing the words “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” “plan,” “project,” “will be,” “will continue,” “will likely result” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the parties’ ability to close the GBG Transaction, including the receipt and terms and conditions of any required governmental approval of or required financing for the GBG Transaction that could reduce anticipated benefits or cause the parties to abandon the GBG Transaction; the diversion of management's time and attention from the Company’s ongoing business during this time period; the impact of the GBG Transaction on the Company’s stock price; the anticipated benefits of the GBG Transaction on its financial results, business performance and product offerings, the Company’s ability to successfully integrate GBG’s business and realize cost savings and any other synergies; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the Company expects; the risk of intense competition in the denim and premium lifestyle apparel industries; the risk that the Company’s substantial indebtedness could adversely affect the Company’s financial performance and impact the Company’s ability to service its indebtedness; the risks associated with the Company’s foreign sourcing of its products and the implementation of foreign production for Hudson’s products, including in light of potential changes in international trade relations proposed to be implemented by the U.S. government; risks associated with the Company’s third-party distribution system; continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital if required; the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence or consumer spending patterns, including consumer demand for denim and premium lifestyle apparel, will have a negative impact on the Company’s financial performance or strategies and the Company’s ability to generate cash flows from its operations to service its indebtedness; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors;  the Company’s ability to respond to the business environment and fashion trends; risks related to continued acceptance of the Company’s brands in the marketplace; risks related to the Company’s reliance on a small number of large customers; risks related to the Company’s ability to implement successfully any growth or strategic plans; risks related to the Company’s ability to manage the Company’s inventory effectively; the risk of cyber-attacks and other system risks; risks related to the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of the Company’s operations or new acquisitions; risks related to the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations or new acquisitions; risks related to the Company’s pledge of all its tangible and intangible assets as collateral under its financing agreements; risks related to the Company’s ability to generate positive cash flow from operations; risks related to a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent reports filed with the SEC, and this release should be read in conjunction with those reports through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Since the Company operates in a rapidly changing environment, new risk factors can arise and it is not possible for the Company’s management to predict all such risk factors, nor can the Company’s management assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The Company’s future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements. The Company does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Contacts

Investor Relations:

Bob Ross, Chief Financial Officer

Differential Brands Group Inc.

323.558.5115

DIFFERENTIAL BRANDS GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$35,965	$36,453	$74,784	$76,555
Cost of goods sold	21,485	20,234	44,103	41,733
Gross profit	14,480	16,219	30,681	34,822
Operating expenses
Selling, general and administrative	18,670	14,915	33,963	32,319
Depreciation and amortization	1,412	1,527	2,874	3,032
Total operating expenses	20,082	16,442	36,837	35,351
Operating loss	(5,602)	(223)	(6,156)	(529)
Interest expense	2,419	2,207	4,635	4,254
Other expense (income), net	103	(12)	102	11
Loss before income taxes	(8,124)	(2,418)	(10,893)	(4,794)
Income tax (benefit) provision	(2,440)	1,636	(1,124)	1,610
Net loss	$(5,684)	$(4,054)	$(9,769)	$(6,404)

Loss per common share - basic and diluted	$(0.54)	$(0.41)	$(0.97)	$(0.69)

Weighted average shares outstanding
Basic	13,980	13,309	13,766	13,298
Diluted	13,980	13,309	13,766	13,298

As a Percent of Sales

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	59.7%	55.5%	59.0%	54.5%
Gross profit	40.3%	44.5%	41.0%	45.5%
Operating expenses
Selling, general and administrative	51.9%	40.9%	45.4%	42.2%
Depreciation and amortization	3.9%	4.2%	3.8%	4.0%
Total operating expenses	55.8%	45.1%	49.3%	46.2%
Operating loss	(15.6%)	(0.6%)	(8.2%)	(0.7%)
Interest expense	6.7%	6.1%	6.2%	5.6%
Other expense (income), net	0.3%	(0.0%)	0.1%	0.0%
Loss before income taxes	(22.6%)	(6.6%)	(14.6%)	(6.3%)
Income tax (benefit) provision	(6.8%)	4.5%	(1.5%)	2.1%
Net loss	(15.8%)	(11.1%)	(13.1%)	(8.4%)

Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of GAAP net loss to Adjusted EBITDA:
GAAP net loss	$(5,684)	$(4,054)	$(9,769)	$(6,404)

Adjustments:
(Benefit) provision for income taxes	(2,440)	1,636	(1,124)	1,610
Interest expense	2,419	2,207	4,635	4,254
Non-cash stock compensation (a)	870	461	1,507	900
Depreciation and amortization	1,412	1,527	2,874	3,032
Acquisition-related costs (b)	4,559	—	4,559	—
Restructuring (c)	—	90	—	933
Store closure costs (d)	—	—	—	67
Legal settlement costs (e)	—	100	—	100
Foreign currency loss (gain)	103	(12)	102	11
Total Adjustments	6,923	6,009	12,553	10,907

Adjusted EBITDA (1)	$1,239	$1,955	$2,784	$4,503

(1)

Adjusted EBITDA is defined as net loss excluding: income taxes, interest expense, non-cash stock compensation, depreciation and amortization, acquisition-related costs, restructuring costs, store closure costs, legal settlement costs and gain or loss related to foreign currency transactions. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company’s financial condition and results of operations. The Company believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements and capital expenditures.

(a)	Represents stock compensation expense related to the grant of restricted stock units and stock options.
(b)

Represents acquisition-related costs associated with the Purchase and Sale Agreement entered into with Global Brands Group Holding Limited (“GBG”) on June 27, 2018. The acquisition contemplated by the Purchase and Sale Agreement is expected to close in the third quarter of 2018, which will result in the combination of a significant part of GBG’s and its subsidiaries’ North American business with the Company’s existing platform.

(c)	Represents restructuring charges for severance and recruiting costs related to a change in management, and additional costs incurred related to launching the new Hudson e-commerce website.
(d)	Represents the write-off of assets related to one store in which the lease was cancelled during the first quarter of fiscal 2017.
(e)	Represents the amount recorded during the second quarter of 2017 for a legal matter related to the prior period that is now estimable.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts which are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles generally accepted in the United States (GAAP). Management uses these non-GAAP financial measures to evaluate the performance of the business over time on a consistent basis, identify business trends relating to the financial condition and results of operations and make business decisions.  The Company believes that providing non-GAAP measures is useful to provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods and to allow investors to evaluate the performance using the same methodology and information as that used by management.  However, investors need to be aware that non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. Investors should consider these non-GAAP financial measures in addition to, and not as substitutes for or superior to, the Company’s other measures of the Company’s financial performance that the Company prepares in accordance with GAAP.  Further, non-GAAP information may be different from the non-GAAP information provided by other companies.

DIFFERENTIAL BRANDS GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30,	December 31,	June 30,
	2018	2017	2017
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,029	$8,250	$6,305
Accounts receivable, net	18,067	22,246	16,982
Inventories	31,330	31,733	30,623
Prepaid expenses and other current assets	7,111	4,832	5,465
Total current assets	61,537	67,061	59,375
Property and equipment, net	7,690	8,417	9,651
Goodwill	8,409	8,380	8,340
Intangible assets, net	87,954	89,332	90,669
Other assets	2,207	484	514
Total assets	$167,797	$173,674	$168,549

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$26,010	$22,204	$20,206
Short-term convertible note	—	13,694	13,436
Current portion of long-term debt	3,750	2,813	1,875
Total current liabilities	29,760	38,711	35,517
Line of credit	20,428	21,254	17,492
Convertible notes	14,521	13,866	13,242
Long-term debt, net of current portion	43,173	44,896	45,991
Deferred income taxes, net	5,355	6,650	13,416
Other liabilities	3,790	3,554	3,609
Total liabilities	117,027	128,931	129,267

Equity
Series A convertible preferred stock	5	5	5
Series A-1 convertible preferred stock	459	—	—
Common stock	1,408	1,349	1,332
Additional paid-in capital	75,676	61,314	59,962
Accumulated other comprehensive income (loss)	412	271	125
Accumulated deficit	(27,190)	(18,196)	(22,142)
Total equity	50,770	44,743	39,282
Total liabilities and equity	$167,797	$173,674	$168,549

DIFFERENTIAL BRANDS GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,769)	$(6,404)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,874	3,032
Amortization of deferred financing costs	220	215
Amortization of convertible notes discount	368	350
Paid-in-kind interest	828	770
Stock-based compensation	1,507	900
Provision for bad debts	96	194
Loss on disposal of assets	4	—
Deferred taxes	(1,318)	2,289
Changes in operating assets and liabilities:
Accounts receivable	6,176	3,081
Inventories	88	(6,591)
Prepaid expenses and other assets	(1,426)	(1,253)
Accounts payable and accrued expenses	321	2,220
Other liabilities	183	(20)
Net cash provided by (used in) operating activities	152	(1,217)

CASH FLOWS FROM INVESTING ACTIVITIES
Refund of security deposit	—	7
Purchases of property and equipment	(770)	(601)
Net cash used in investing activities	(770)	(594)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(938)	(625)
(Repayment of) proceeds from line of credit, net	(1,354)	4,350
Payment of deferred financing costs	—	(124)
Repayment of customer cash advances	—	(1,707)
Taxes paid in lieu of shares issued for stock-based compensation	(391)	(251)
Net cash (used in) provided by financing activities	(2,683)	1,643

Effect of exchange rate changes on cash and cash equivalents	80	(3)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,221)	(171)

CASH AND CASH EQUIVALENTS, at beginning of period	8,250	6,476
CASH AND CASH EQUIVALENTS, at end of period	$5,029	$6,305